Exhibit E-2

                                                       January 9, 2002

Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: National Grid Group plc/Niagara Mohawk Holdings, Inc. Merger and Financing Application, File No. 70-9849

To the Office of Public Utility Regulation:

          Briefly stated, in File 70-9849 (the "Application") National Grid Group plc ("National Grid") and certain of its subsidiaries have applied to the Commission jointly with Niagara Mohawk Holdings, Inc. ("NiMo"), Niagara Mohawk Power Corporation, and Opinac North America, Inc. (together with their subsidiaries the "NiMo Applicants") for authority under the Public Utility Holding Company Act of 1935 (the "Act") to:

     (a) effect National Grid's acquisition of NiMo (the "Merger"). Under the Agreement and Plan of Merger and Scheme of Arrangement by and among National Grid, NiMo, New National Grid plc ("New National Grid"), and Grid Delaware, Inc. ("Grid Delaware") dated as of September 4, 2000 and amended as of December 1, 2000 ("Merger Agreement"), Grid Delaware, a wholly owned subsidiary of New National Grid, will merge into NiMo with NiMo surviving. Upon the closing of the Merger, NiMo will be a subsidiary of New National Grid and will subsequently be transferred to become a wholly-owned subsidiary of National Grid USA, a registered holding company;

     (b) effect a scheme of arrangement under Section 425 of the Companies Act 1985 (UK) ("Scheme") which taken together with the Merger, will result in the creation of New National Grid, as a new holding company for National Grid and its subsidiaries. The Scheme contemplates that New National Grid will become a new holding company over National Grid as a result of the outstanding shares of National Grid being cancelled and holders of such shares receiving the same number of New National Grid shares.1 National Grid will then issue shares to New National Grid. Upon consummation of the Scheme, New National Grid will be renamed National Grid Group plc and National Grid will be renamed National Grid Holdings One plc. The cancellation of outstanding shares in National Grid and the subsequent issue of shares by New National Grid will be carried out by way of the Scheme; and

     (c) issue debt and equity securities and conduct other transactions as described in the Application.

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1 The government of the UK also owns what is commonly referred to as the "golden share" in National Grid. The golden share is a single non-voting share that prevents amendments to National Grid's Articles of Association without the consent of the holder of the golden share. The golden share in National Grid will be replaced by a golden share in New National Grid upon completion of the Scheme.
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          As counsel for NiMo and its subsidiary companies, I deliver this opinion to you for filing as Exhibit E-2 to the Application.

          I am a member of the bar of New York, the place of organization of NiMo and am not expressing an opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of federal law, I have, to the extent I deemed necessary, relied on advice from counsel employed or retained by NiMo.

          In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

          The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o The Commission shall have duly entered an appropriate order or orders with respect to the transactions described in (a), (b) and (c) above, which are more fully described in the Application, (the "Proposed Transactions"), permitting the Application to become effective under the Act and the rules and regulations thereunder. In addition, every other regulatory agency or court having jurisdiction over the Proposed Transactions shall have taken the appropriate action to permit the NiMo Applicants to consummate the Proposed Transactions.

     o The Proposed Transactions are consummated in accordance with the Application and the Commission's order(s).

     o The Proposed Transactions are completed before the expiration of any required regulatory or court approval that expires at a certain date.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o Appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     o Each of the NiMo Applicants involved in the Proposed Transactions, will at the time of the Proposed Transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

          Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

          (a) all state and federal laws applicable to the Proposed Transactions will have been complied with;

          (b) each NiMo Applicant that is an issuer pursuant to the Proposed Transactions is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

          (c) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges and such securities will, in the case of debt securities, be valid and binding obligations of the issuer or guarantor in accordance with their terms;

          (d) the NiMo Applicants will legally acquire any securities subject to the Application; and

          (e) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the NiMo Applicants, or by any associate company thereof.

          I hereby consent to the filing of this opinion as an exhibit to the Application.

                                               Very truly yours,

                                               /s/ Gary J. Lavine

                                               Gary J. Lavine
                                               Senior Vice President and
                                               Chief Legal Officer